Exhibit 99
1201 S. Second Street
Milwaukee, WI 53204
USA

News Release

Contact	Ed Moreland Media Relations Rockwell Automation 571.296.0391	Aijana Zellner Investor Relations Rockwell Automation 414.382.8510
Rockwell Automation Reports Fourth Quarter and Full Year 2024 Results; Introduces Fiscal 2025 Guidance
•Fourth quarter reported and organic sales down (21)% year over year
•Fourth quarter diluted EPS of $2.09 down (20)% year over year, includes a restructuring charge of $0.18; adjusted EPS of $2.47 down (32)% year over year
•Full year reported sales down (9)% year over year; organic sales down (10)% year over year
•Total ARR grew 16% year over year
•Full year fiscal 2024 diluted EPS of $8.28 down (31)% year over year, includes restructuring charges of $0.64; adjusted EPS of $9.71 down (20)% year over year
•Full year fiscal 2024 cash provided by operating activities of $864 million and free cash flow of $639 million; down (37%) and (47%) year over year, respectively
•Fiscal 2025 guidance:
◦Reported and organic sales growth of (4)% to 2%
◦Diluted EPS $7.65 - $8.85; Adjusted EPS $8.60 - $9.80
MILWAUKEE (November 7, 2024) – Rockwell Automation, Inc. (NYSE: ROK) today reported fiscal 2024 fourth quarter and full year results and introduced fiscal 2025 guidance.
"Orders for the quarter came in lower than expected, reflecting continued softness in many of our end markets. Operating performance was solid, with good sales conversion, margin, and EPS. The performance of our Lifecycle Services segment stands out, with its higher exposure to process end markets, growth in digital services, and continued margin expansion. Reflecting on the full year, our people around the world have demonstrated remarkable dedication to serve our customers and bring new innovation to market, and to make the changes necessary to position us for market-beating growth and profit,” said Blake Moret, Chairman and CEO.

Fiscal Q4 2024 Financial Results
Fiscal 2024 fourth quarter sales were $2,036 million, down (21)% compared to $2,563 million in the fourth quarter of fiscal 2023. Organic sales decreased (21)% and acquisitions increased sales by 1%, which was mostly offset by currency translation.
Fiscal 2024 fourth quarter net income attributable to Rockwell Automation was $239 million or $2.09 per share, compared to $303 million or $2.61 per share in the fourth quarter of fiscal 2023. The decreases in net income attributable to Rockwell Automation and EPS were primarily due to lower sales volume. Fiscal 2024 fourth quarter adjusted EPS was $2.47, down (32)% compared to $3.64 in the fourth quarter of fiscal 2023, primarily due to lower sales volume and lower segment operating margin.
Pre-tax margin was 13.5% in the fourth quarter of fiscal 2024 compared to 12.4% in the same period last year. The increase was primarily driven by the prior year Sensia goodwill impairment, partially offset by lower sales volume and current year restructuring charges.
Total segment operating earnings were $409 million in the fourth quarter of fiscal 2024, down (28)% compared to $572 million in the same period of fiscal 2023. Total segment operating margin was 20.1% in the fourth quarter compared to 22.3% a year ago. The decrease in segment operating margin was driven by lower sales volume and unfavorable mix, partially offset by the benefits from cost reduction actions and lower incentive compensation.
Cash flow generated by operating activities in the fourth quarter of fiscal 2024 was $432 million, compared to $840 million in the fourth quarter of fiscal 2023. Free cash flow was $367 million compared to $776 million in the fourth quarter of fiscal 2023. Decreases in cash flow provided by operating activities and free cash flow were primarily due to lower pre-tax income.

Fiscal 2024 Full Year Financial Results
Sales were $8,264 million in fiscal 2024, down (9)% from $9,058 million in fiscal 2023. Organic sales decreased (10)% and acquisitions increased sales by 1%.
Fiscal 2024 net income attributable to Rockwell Automation was $953 million or $8.28 per share, compared to $1,387 million or $11.95 per share in fiscal 2023. The decreases in net income and EPS attributable to Rockwell Automation were primarily due to lower sales volume and lower pre-tax margin. Fiscal 2024 Adjusted EPS was $9.71, down (20)% compared to $12.12 in fiscal 2023. The decrease in adjusted EPS was primarily due to lower sales volume and lower segment operating margin.
Pre-tax margin was 13.3% in fiscal 2024, compared to 17.8% last year. The decrease was primarily due to lower sales volume, the prior year PTC investment gain, and restructuring charges, partially offset by lower incentive compensation, the prior year Sensia goodwill impairment, and the benefits from cost reduction actions.
Total segment operating earnings were $1,595 million in fiscal 2024, down (17)% from $1,930 million in fiscal 2023. Total segment operating margin was 19.3% compared to 21.3% a year ago. The decrease was due to lower sales volume and unfavorable mix, partially offset by lower incentive compensation and the benefits from cost reduction actions.
Cash flow generated by operating activities in fiscal year 2024 was $864 million, compared to $1,375 million in fiscal 2023. Free cash flow was $639 million compared to $1,214 million last year. Decreases in cash flow provided by operating activities and free cash flow were driven by lower pre-tax income, higher compensation and benefits payments based on the prior year performance, and higher tax payments, partially offset by decreases in working capital.

Fiscal Year 2025 Outlook
The table below provides guidance for sales growth and earnings per share for fiscal 2025.

Sales Growth Guidance		EPS Guidance
Reported sales growth	(4)% to 2%	Diluted EPS	$7.65 - $8.85
Organic sales growth(1)	(4)% to 2%	Adjusted EPS (1)	$8.60 - $9.80
Inorganic sales growth	~ —%
Currency translation	~ —%
(1) Organic sales growth and Adjusted EPS are non-GAAP measures. See Adjusted Income, Adjusted EPS, and Adjusted Effective Tax Rate Reconciliation for more information on these non-GAAP measures.

“Given the uncertainty in the current macroeconomic environment and the typical seasonality in our longer cycle business, we are expecting our fiscal Q1 sales to be down from Q4 levels, followed by a gradual sequential improvement through the year. We will continue to fuel high-growth areas and drive margin expansion projects that increase our business resilience. Our market position remains strong given our portfolio and our leadership in North America, which continues to be the best-performing market,” Moret continued.

Following is a discussion of quarter and full year results for our business segments.
Intelligent Devices
Intelligent Devices fiscal 2024 fourth quarter sales were $946 million, a decrease of (19)% compared to $1,171 million in the same period last year. Organic sales decreased (20)% and acquisitions increased sales by 1%. Segment operating earnings were $195 million in the fourth quarter of fiscal 2024 compared to $249 million in the same period last year. Segment operating margin decreased to 20.6% in the fourth quarter of fiscal 2024 from 21.3% a year ago driven by lower sales volume and unfavorable mix, partially offset by the benefits from cost reduction actions, lower incentive compensation, and an adjustment to an earnout accrual tied to achievement of the seller’s revenue target on our Clearpath Robotics acquisition.

Intelligent Devices fiscal 2024 sales were $3,804 million, a decrease of (7)% from $4,098 million last year. Organic sales decreased (9)% and acquisitions increased sales by 2%. Segment operating earnings were $700 million in fiscal 2024 compared to $828 million in fiscal 2023. Segment operating margin decreased to 18.4% in fiscal 2024, from 20.2% a year ago driven by lower sales volume, partially offset by lower incentive compensation, positive price/cost, and an adjustment to an earnout accrual tied to achievement of the seller’s revenue target on our Clearpath Robotics acquisition
Software & Control
Software & Control fiscal 2024 fourth quarter total and organic sales were $502 million, a decrease of (39)% compared to $821 million in the same period last year. Segment operating earnings were $112 million in the fourth quarter of fiscal 2024 compared to $275 million in the same period last year. Segment operating margin decreased to 22.3% in the fourth quarter of fiscal 2024 from 33.5% a year ago driven by lower sales volume, partially offset by the benefits from cost reduction actions and lower incentive compensation.
Software & Control fiscal 2024 total and organic sales were $2,187 million, a decrease of (24)% from $2,886 million last year. Segment operating earnings were $530 million in fiscal 2024 compared to $953 million in fiscal 2023. Segment operating margin decreased to 24.2% in fiscal 2024 from 33.0% a year ago driven by lower sales volume, partially offset by lower incentive compensation and positive price/cost.

Lifecycle Services
Lifecycle Services fiscal 2024 fourth quarter sales were $588 million, an increase of 3% compared to $571 million in the same period last year. Organic sales increased 2% and acquisitions increased sales by 1%. Segment operating earnings were $102 million in the fourth quarter of fiscal 2024 compared to $47.8 million in the same period last year. Segment operating margin increased to 17.4% in the fourth quarter of fiscal 2024 from 8.4% a year ago driven by lower incentive compensation, strong project execution, and Sensia margin improvement.
Lifecycle Services fiscal 2024 sales were $2,273 million, an increase of 10% from $2,074 million last year. Organic sales increased 8% and acquisitions increased sales by 2%. Segment operating earnings were $366 million in fiscal 2024 compared to $148 million in fiscal 2023. Segment operating margin increased to 16.1% in fiscal 2024 from 7.2% a year ago driven by higher sales volume, lower incentive compensation, strong project execution, Sensia margin improvement, and ongoing savings from prior year structural actions.

Supplemental Information
ARR - Total ARR grew 16% and Organic ARR grew 14% compared to the end of the fourth quarter of fiscal 2023.

Corporate and Other - Fiscal 2024 fourth quarter corporate and other expense of $39 million was flat compared to the fourth quarter of 2023. Corporate and other expense was $136 million for the full fiscal year 2024 compared to $128 million in fiscal 2023.
Purchase accounting depreciation and amortization, and impairment - Fiscal 2024 fourth quarter purchase accounting depreciation and amortization, and impairment expense was $36 million, down $149 million from the fourth quarter of fiscal 2023. Full year fiscal 2024 purchase accounting depreciation and amortization, and impairment expense was $144 million, down $121 million from fiscal 2023. The decreases were primarily due to the prior year Sensia goodwill impairment, partially offset by amortization related to the acquisitions of Clearpath Robotics and Verve Industrial Production.
Restructuring charges - Fiscal 2024 fourth quarter and full year restructuring charges were $28 million and $97 million, respectively, which primarily relate to severance benefits in conjunction with the continuation of an enterprise-wide comprehensive program to optimize cost structure and expand margins.
Tax - On a GAAP basis, the effective tax rate in the fourth quarter of fiscal 2024 was 13.1% compared to 35.2% in the fourth quarter of 2023. The adjusted effective tax rate for the fourth quarter of fiscal 2024 was 14.9% compared to 17.0% in the fourth quarter of 2023. The effective tax rate for the full fiscal year 2024 was 13.8% compared to 20.5% in fiscal 2023. The adjusted effective tax rate for the full fiscal year 2024 was 15.1% compared to 16.4% in fiscal 2023. The decreases in the effective tax rate in the fourth quarter and full year were primarily due to a valuation allowance established in the prior year on certain deferred tax assets of our Sensia joint venture and tax effects of the related goodwill impairment, and higher discrete tax benefits in 2024 compared to 2023. The decrease in the adjusted effective tax rate was primarily due to higher discrete tax benefits in fiscal 2024 than in fiscal 2023.
Share Repurchases - The Company repurchased approximately 450 thousand shares of its common stock at a cost of $118.0 million during the fourth quarter of fiscal 2024. For the full fiscal year 2024, the Company repurchased 2.2 million shares of its common stock at a cost of $594 million. At September 30, 2024, $1.3 billion remained available under existing share repurchase authorizations.

Return on Invested Capital (ROIC) - ROIC was 15.2% for fiscal year 2024 compared to 20.9% for fiscal year 2023. The decrease was primarily driven by lower pre-tax income, partially offset by a lower effective tax rate.

Definitions
Non-GAAP Measures - Organic sales, total segment operating earnings, total segment operating margin, adjusted income, adjusted EPS, adjusted effective tax rate, free cash flow, free cash flow conversion, and ROIC are non-GAAP measures that are reconciled to GAAP measures in the attachments to this release.
Total ARR - Annual recurring revenue (ARR) is a key metric that enables measurement of progress in growing our recurring revenue business. It represents the annual contract value of all active recurring revenue contracts at any point in time. Recurring revenue is defined as a revenue stream that is contractual, typically for a period of 12 months or more, and has a high probability of renewal. The probability of renewal is based on historical renewal experience of the individual revenue streams, or management's best estimates if historical renewal experience is not available. Total ARR growth is calculated as the dollar change in ARR, adjusted to exclude the effects of currency, divided by ARR as of the prior period. The effects of currency translation are excluded by calculating Total ARR on a constant currency basis. Total ARR includes acquisitions even if there was no comparable ARR in the prior period. We believe that Total ARR provides useful information to investors because it reflects our recurring revenue performance period over period including the effect of acquisitions. Our measure of ARR may be different from measures used by other companies. Because ARR is based on annual contract value, it does not represent revenue recognized during a particular reporting period or revenue to be recognized in future reporting periods and is not intended to be a substitute for revenue, contract liabilities, or backlog.
Organic ARR - Organic ARR growth is calculated as the dollar change in ARR, adjusted to exclude the effects of currency translation and acquisitions, divided by ARR as of the prior period. The effects of currency translation are excluded by calculating Organic ARR on a constant currency basis. When we acquire businesses, we exclude the effect of ARR in the current period for which there was no comparable ARR in the prior period. We believe that Organic ARR provides useful information to investors because it reflects our recurring revenue performance period over period without the effect of acquisitions and changes in currency exchange rates. Organic ARR growth is also used as a financial measure of performance for our annual incentive compensation.

Conference Call
A conference call to discuss our financial results will take place at 8:30 a.m. Eastern Time on Thursday, November 7, 2024. The call will be an audio webcast and accessible on the Rockwell Automation website (https://ir.rockwellautomation.com/investors/). Presentation materials will also be available on the website prior to the call.
Interested parties can access the conference by using the following numbers: (888) 330-2022 in the U.S. and Canada; (646) 960-0690 for other countries. Use the following passcode: 5499533. Please join 10 minutes prior to the start of the call.
Both the presentation materials and a replay of the call will be available on the Investor Relations section of the Rockwell Automation website through December 7, 2024.

This news release contains statements (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “believe”, “estimate”, “project”, “plan”, “expect”, “anticipate”, “will”, “intend”, and other similar expressions may identify forward-looking statements. Actual results may differ materially from those projected as a result of certain risks and uncertainties, many of which are beyond our control, including but not limited to:
•macroeconomic factors, including inflation, global and regional business conditions (including adverse impacts in certain markets, such as Oil & Gas), commodity prices, currency exchange rates, the cyclical nature of our customers’ capital spending, and sovereign debt concerns;
•the severity and duration of disruptions to our business due to natural disasters (including those as a result of climate change), pandemics, acts of war, strikes, terrorism, social unrest or other causes;
•the availability and price of components and materials;
•the availability, effectiveness, and security of our information technology systems;
•our ability to manage and mitigate the risk related to security vulnerabilities and breaches of our hardware and software products, solutions, and services;
•the successful execution of our cost productivity and margin expansion initiatives;
•our ability to attract, develop, and retain qualified employees;
•the successful integration and management of strategic transactions and achievement of the expected benefits of these transactions;
•laws, regulations, and governmental policies affecting our activities in the countries where we do business, including those related to tariffs, taxation, trade controls, cybersecurity, and climate change;
•the successful development of advanced technologies and demand for and market acceptance of new and existing hardware and software products;
•our ability to manage and mitigate the risks associated with our solutions and services businesses;
•competitive hardware and software products, solutions, and services, pricing pressures, and our ability to provide high quality products, solutions, and services;
•the availability and cost of capital;
•disruptions to our distribution channels or the failure of distributors to develop and maintain capabilities to sell our products;
•intellectual property infringement claims by others and the ability to protect our intellectual property;
•the uncertainty of claims by taxing authorities in the various jurisdictions where we do business;
•the uncertainties of litigation, including liabilities related to the safety and security of the hardware and software products, solutions, and services we sell;
•our ability to manage costs related to employee retirement and health care benefits; and
•other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission (SEC) filings.
Rockwell Automation, Inc. (NYSE: ROK), is a global leader in industrial automation and digital transformation. We connect the imaginations of people with the potential of technology to expand what is humanly possible, making the world more productive and more sustainable. Headquartered in Milwaukee, Wisconsin, Rockwell Automation employs approximately 27,000 problem solvers dedicated to our customers in more than 100 countries as of fiscal year end 2024. To learn more about how we are bringing Connected Enterprise to life across industrial enterprises, visit www.rockwellautomation.com.

ROCKWELL AUTOMATION, INC.
CONDENSED STATEMENT OF OPERATIONS INFORMATION
(in millions, except percentages)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2024	2023	2024	2023
Sales (a)	$2,035.5	$2,562.9	$8,264.2	$9,058.0
Cost of sales (1)	(1,264.9)	(1,507.4)	(5,070.8)	(5,341.0)
Gross profit (b)	770.6	1,055.5	3,193.4	3,717.0
Selling, general and administrative expenses (2) (c)	(486.9)	(551.6)	(2,002.6)	(2,023.7)
Change in fair value of investments (3)	(0.8)	(10.0)	0.1	279.3
Other income (expense)	32.3	12.0	62.8	(71.3)
Goodwill impairment	—	(157.5)	—	(157.5)
Interest expense	(41.1)	(31.0)	(154.6)	(135.3)
Income before income taxes	274.1	317.4	1,099.1	1,608.5
Income tax provision	(35.9)	(111.7)	(151.8)	(330.5)
Net income	238.2	205.7	947.3	1,278.0
Net loss attributable to noncontrolling interests	(0.9)	(97.2)	(5.2)	(109.4)
Net income attributable to Rockwell Automation, Inc.	$239.1	$302.9	$952.5	$1,387.4

Gross profit as percent of sales (b/a)	37.9%	41.2%	38.6%	41.0%
SG&A as percent of sales (c/a)	23.9%	21.5%	24.2%	22.3%
(1) Cost of sales in the three and twelve months ended September 30, 2024, includes $8.3 million and $31.5 million of restructuring charges, respectively.
(2) Selling, general and administrative expenses in the three and twelve months ended September 30, 2024, includes of $19.3 million and $65.9 million of restructuring charges, respectively.
(3) Primarily relates to the change in fair value of our previous investment in PTC.

ROCKWELL AUTOMATION, INC.
SALES AND EARNINGS INFORMATION
(in millions, except per share amounts and percentages)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2024	2023	2024	2023
Sales
Intelligent Devices (a)	$946.0	$1,170.7	$3,804.1	$4,098.2
Software & Control (b)	501.7	821.0	2,187.4	2,886.0
Lifecycle Services (c)	587.8	571.2	2,272.7	2,073.8
Total sales (d)	$2,035.5	$2,562.9	$8,264.2	$9,058.0
Segment operating earnings
Intelligent Devices (e)	$195.3	$248.8	$700.0	$828.2
Software & Control (f)	111.8	275.1	529.7	953.2
Lifecycle Services (g)	102.0	47.8	365.6	148.4
Total segment operating earnings (1) (h)	409.1	571.7	1,595.3	1,929.8
Purchase accounting depreciation and amortization, and impairment	(35.6)	(184.6)	(143.9)	(264.4)
Corporate and other	(39.0)	(39.1)	(135.8)	(127.9)
Non-operating pension and postretirement benefit credit (cost)	5.1	4.8	19.8	(82.7)
Change in fair value of investments	(0.8)	(10.0)	0.1	279.3
Restructuring charges	(27.6)	—	(97.4)	—
Interest expense, net	(37.1)	(25.4)	(139.0)	(125.6)
Income before income taxes (i)	274.1	317.4	1,099.1	1,608.5
Income tax provision	(35.9)	(111.7)	(151.8)	(330.5)
Net income	238.2	205.7	947.3	1,278.0
Net loss attributable to noncontrolling interests	(0.9)	(97.2)	(5.2)	(109.4)
Net income attributable to Rockwell Automation, Inc.	$239.1	$302.9	$952.5	$1,387.4

Diluted EPS	$2.09	$2.61	$8.28	$11.95

Adjusted EPS (2)	$2.47	$3.64	$9.71	$12.12

Average diluted shares for diluted EPS	113.7	115.6	114.5	115.6

Pre-tax margin (i/d)	13.5%	12.4%	13.3%	17.8%

Segment operating margin
Intelligent Devices (e/a)	20.6%	21.3%	18.4%	20.2%
Software & Control (f/b)	22.3%	33.5%	24.2%	33.0%
Lifecycle Services (g/c)	17.4%	8.4%	16.1%	7.2%
Total segment operating margin (1) (h/d)	20.1%	22.3%	19.3%	21.3%
(1) Total segment operating earnings and total segment operating margin are non-GAAP financial measures. We exclude purchase accounting depreciation and amortization, impairment, corporate and other, non-operating pension and postretirement benefit credit (cost), change in fair value of investments, restructuring charges aligned with enterprise-wide strategic initiatives, interest expense, net, and income tax provision because we do not consider these items to be directly related to the operating performance of our segments. We believe total segment operating earnings and total segment operating margin are useful to investors as measures of operating performance. We use these measures to monitor and evaluate the profitability of our operating segments. Our measures of total segment operating earnings and total segment operating margin may be different from measures used by other companies.
(2) Adjusted EPS is a non-GAAP earnings measure that excludes purchase accounting depreciation and amortization, and impairment attributable to Rockwell Automation, non-operating pension and postretirement benefit credit (cost), change in fair value of investments, restructuring charges aligned with enterprise-wide strategic initiatives, and net loss attributable to noncontrolling interests, including their respective tax effects and related valuation allowances. See "Other Supplemental Information - Adjusted Income, Adjusted EPS, and Adjusted Effective Tax Rate" section for more information regarding non-operating pension and postretirement benefit credit (cost) and a reconciliation to GAAP measures.

ROCKWELL AUTOMATION, INC.
CONDENSED BALANCE SHEET INFORMATION
(in millions)

	September 30, 2024	September 30, 2023
Assets
Cash and cash equivalents	$471.0	$1,071.8
Receivables	1,802.0	2,167.4
Inventories	1,293.1	1,404.9
Property, net	776.7	684.2
Operating lease right-of-use assets	422.6	349.4
Goodwill and intangibles	5,059.6	4,381.6
Long-term investments	168.7	157.1
Other assets	1,238.4	1,087.6
Total	$11,232.1	$11,304.0
Liabilities and Shareowners’ Equity
Short-term debt	$1,078.2	$103.3
Accounts payable	860.4	1,150.2
Long-term debt	2,561.3	2,862.9
Operating lease liabilities	355.6	285.3
Other liabilities	2,701.4	3,158.9
Shareowners’ equity attributable to Rockwell Automation, Inc.	3,498.3	3,561.6
Noncontrolling interests	176.9	181.8
Total	$11,232.1	$11,304.0

ROCKWELL AUTOMATION, INC.
CONDENSED CASH FLOW INFORMATION
(in millions)

	Twelve Months Ended September 30,
	2024	2023
Operating activities:
Net income	$947.3	$1,278.0
Depreciation and amortization	317.4	250.4
Change in fair value of investments (1)	(0.1)	(279.3)
Retirement benefits expense	17.9	125.3
Pension contributions	(28.3)	(25.9)
Impairment of goodwill	—	157.5
Receivables/inventories/payables	246.0	(594.4)
Contract liabilities	(7.4)	106.8
Compensation and benefits	(254.9)	209.1
Income taxes	(304.7)	4.0
Other operating activities	(69.4)	143.1
Cash provided by operating activities	863.8	1,374.6
Investing activities:
Capital expenditures	(224.7)	(160.5)
Acquisition of businesses, net of cash acquired	(749.2)	(168.4)
Purchases of investments	(10.0)	(27.1)
Proceeds from sales and maturities of investments	0.2	1,210.4
Other investing activities	1.2	(0.1)
Cash (used for) provided by investing activities	(982.5)	854.3
Financing activities:
Net issuance (repayments) of short-term debt	655.2	(256.9)
Issuance of debt, net of discount and issuance costs	18.8	—
Repayment of debt	—	(618.6)
Cash dividends	(571.0)	(542.4)
Purchases of treasury stock	(594.9)	(311.5)
Proceeds from the exercise of stock options	39.4	88.5
Other financing activities	(50.3)	(34.7)
Cash used for financing activities	(502.8)	(1,675.6)
Effect of exchange rate changes on cash	12.1	19.2
(Decrease) increase in cash, cash equivalents, and restricted cash (2)	$(609.4)	$572.5
(1) Primarily relates to the change in fair value of our previous investment in PTC.
(2) Cash, cash equivalents, and restricted cash at September 30, 2023 includes restricted cash of $8.6 million recorded in Other assets in the Condensed Balance Sheet.

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except percentages)
Organic Sales
We translate sales of subsidiaries operating outside of the United States using exchange rates effective during the respective period. Therefore, changes in currency exchange rates affect our reported sales. Sales by acquired businesses also affect our reported sales. We believe that organic sales, defined as sales excluding the effects of acquisitions and changes in currency exchange rates, which is a non-GAAP financial measure, provides useful information to investors because it reflects regional and operating segment performance from the activities of our businesses without the effect of acquisitions and changes in currency exchange rates. We use organic sales as one measure to monitor and evaluate our regional and operating segment performance. When we acquire businesses, we exclude sales in the current period for which there are no comparable sales in the prior period. We determine the effect of changes in currency exchange rates by translating the respective period’s sales using the same currency exchange rates that were in effect during the prior year. When we divest a business, we exclude sales in the prior period for which there are no comparable sales in the current period. Organic sales growth is calculated by comparing organic sales to reported sales in the prior year, excluding divestitures. We attribute sales to the geographic regions based on the country of destination.
The following is a reconciliation of reported sales to organic sales for the three and twelve months ended September 30, 2024, compared to sales for the three and twelve months ended September 30, 2023:

	Three Months Ended September 30,
	2024				2023
	Reported Sales	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales	Reported Sales
North America	$1,243.7	$22.2	$(1.7)	$1,223.2	$1,473.6
EMEA	362.0	0.5	4.2	357.3	516.9
Asia Pacific	266.4	0.3	0.1	266.0	383.8
Latin America	163.4	0.1	(11.8)	175.1	188.6
Total	$2,035.5	$23.1	$(9.2)	$2,021.6	$2,562.9

	Twelve Months Ended September 30,
	2024				2023
	Reported Sales	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales	Reported Sales
North America	$5,052.8	$81.8	$(3.4)	$4,974.4	$5,224.0
EMEA	1,504.5	9.0	21.6	1,473.9	1,870.6
Asia Pacific	1,072.8	4.8	(18.2)	1,086.2	1,358.0
Latin America	634.1	0.4	4.5	629.2	605.4
Total	$8,264.2	$96.0	$4.5	$8,163.7	$9,058.0
The following is a reconciliation of reported sales to organic sales for our operating segments for the three and twelve months ended September 30, 2024, compared to sales for the three and twelve months ended September 30, 2023:

	Three Months Ended September 30,
	2024				2023
	Reported Sales	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales	Reported Sales
Intelligent Devices	$946.0	$16.9	$(4.5)	$933.6	$1,170.7
Software & Control	501.7	—	(2.7)	504.4	821.0
Lifecycle Services	587.8	6.2	(2.0)	583.6	571.2
Total	$2,035.5	$23.1	$(9.2)	$2,021.6	$2,562.9

	Twelve Months Ended September 30,
	2024				2023
	Reported Sales	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales	Reported Sales
Intelligent Devices	$3,804.1	$68.5	$3.7	$3,731.9	$4,098.2
Software & Control	2,187.4	—	2.2	2,185.2	2,886.0
Lifecycle Services	2,272.7	27.5	(1.4)	2,246.6	2,073.8
Total	$8,264.2	$96.0	$4.5	$8,163.7	$9,058.0
The following is a reconciliation of reported sales growth to organic sales growth for the three and twelve months ended September 30, 2024, compared to sales for the three and twelve months ended September 30, 2023:

	Three Months Ended September 30, 2024
	Reported Sales Growth	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales Growth
North America	(16)%	2%	(1)%	(17)%
EMEA	(30)%	—%	1%	(31)%
Asia Pacific	(31)%	—%	—%	(31)%
Latin America	(13)%	—%	(6)%	(7)%
Total	(21)%	1%	(1)%	(21)%

	Twelve Months Ended September 30, 2024
	Reported Sales Growth	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales Growth
North America	(3)%	2%	—%	(5)%
EMEA	(20)%	—%	1%	(21)%
Asia Pacific	(21)%	—%	(1)%	(20)%
Latin America	5%	—%	1%	4%
Total	(9)%	1%	—%	(10)%
The following is a reconciliation of reported sales growth to organic sales growth for our operating segments for the three and twelve months ended September 30, 2024, compared to sales for the three and twelve months ended September 30, 2023:

	Three Months Ended September 30, 2024
	Reported Sales Growth	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales Growth
Intelligent Devices	(19)%	1%	—%	(20)%
Software & Control	(39)%	—%	—%	(39)%
Lifecycle Services	3%	1%	—%	2%
Total	(21)%	1%	(1)%	(21)%

	Twelve Months Ended September 30, 2024
	Reported Sales Growth	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales Growth
Intelligent Devices	(7)%	2%	—%	(9)%
Software & Control	(24)%	—%	—%	(24)%
Lifecycle Services	10%	2%	—%	8%
Total	(9)%	1%	—%	(10)%

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except per share amounts and percentages)

Adjusted Income, Adjusted EPS, and Adjusted Effective Tax Rate

Adjusted Income, Adjusted EPS, and Adjusted Effective Tax Rate are non-GAAP earnings measures that exclude non-operating pension and postretirement benefit (credit) cost, purchase accounting depreciation and amortization, and impairment attributable to Rockwell Automation, change in fair value of investments, restructuring charges aligned with enterprise-wide strategic initiatives, and Net loss attributable to noncontrolling interests, including their respective tax effects and related valuation allowances. In 2024, we updated the definition of our non-GAAP earnings measures to exclude significant restructuring charges aligned with enterprise-wide strategic initiatives. In the year ended September 30, 2024, we recognized these restructuring charges in conjunction with an enterprise-wide comprehensive program to optimize cost structure and expand margins. We believe the change to our definition provides a more useful presentation of our operating performance to investors as these restructuring charges are significant and enterprise-wide severance actions and not reflective of our ongoing operations. We did not revise prior years because there were no similar restructuring actions with significant costs.

Purchase accounting depreciation and amortization, and impairment attributable to Rockwell Automation includes an accounting charge related to goodwill impairment for our Sensia joint venture in the three and twelve months ended September 30, 2023. The tax effect of the purchase accounting depreciation and amortization, and impairment attributable to Rockwell Automation includes the tax effects on the Sensia joint venture goodwill impairment and related Sensia tax asset valuation allowances. Non-operating pension and postretirement benefit (credit) cost is defined as all components of our net periodic pension and postretirement benefit cost except for service cost.

We believe that Adjusted Income, Adjusted EPS, and Adjusted Effective Tax Rate provide useful information to our investors about our operating performance and allow management and investors to compare our operating performance period over period. Adjusted EPS is also used as a financial measure of performance for our annual incentive compensation. Our measures of Adjusted Income, Adjusted EPS, and Adjusted Effective Tax Rate may be different from measures used by other companies. These non-GAAP measures should not be considered a substitute for Net income attributable to Rockwell Automation, diluted EPS, and effective tax rate.

The following are the components of operating and non-operating pension and postretirement benefit cost (credit) for the three and twelve months ended September 30, 2024 and 2023 (in millions):

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2024	2023	2024	2023
Service cost	$9.5	$11.6	$37.7	$42.6
Operating pension and postretirement benefit cost	9.5	11.6	37.7	42.6

Interest cost	37.3	36.2	149.1	151.9
Expected return on plan assets	(42.6)	(43.6)	(169.5)	(190.6)
Amortization of prior service cost	—	—	—	0.1
Amortization of net actuarial loss (gain)	0.1	(0.7)	0.5	(2.1)
Settlement charges	0.1	3.3	0.1	123.4
Non-operating pension and postretirement benefit (credit) cost	(5.1)	(4.8)	(19.8)	82.7

Net periodic pension and postretirement benefit cost	$4.4	$6.8	$17.9	$125.3
The components of net periodic pension and postretirement benefit cost other than the service cost component are included in Other income (expense) in the Condensed Statement of Operations.

The following are reconciliations of Net income attributable to Rockwell Automation, diluted EPS, and effective tax rate to adjusted income, adjusted EPS, and adjusted effective tax rate, respectively:

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2024	2023	2024	2023
Net income attributable to Rockwell Automation	$239.1	$302.9	$952.5	$1,387.4
Non-operating pension and postretirement benefit (credit) cost	(5.1)	(4.8)	(19.8)	82.7
Tax effect of non-operating pension and postretirement benefit (credit) cost	1.0	1.0	4.0	(20.6)
Purchase accounting depreciation and amortization, and impairment attributable to Rockwell Automation (1)	32.9	107.6	132.8	178.3
Tax effect of purchase accounting depreciation and amortization, and impairment attributable to Rockwell Automation (1)	(7.5)	7.9	(24.6)	(9.4)
Change in fair value of investments (2)	0.8	10.0	(0.1)	(279.3)
Tax effect of change in fair value of investments (2)	(0.2)	(2.4)	(0.7)	67.6
Restructuring charges (3)	27.6	—	97.4	—
Tax effects of restructuring charges (3)	(6.7)	—	(24.3)	—
Adjusted Income	$281.9	$422.2	$1,117.2	$1,406.7

Diluted EPS	$2.09	$2.61	$8.28	$11.95
Non-operating pension and postretirement benefit (credit) cost	(0.04)	(0.04)	(0.17)	0.72
Tax effect of non-operating pension and postretirement benefit (credit) cost	0.01	0.01	0.03	(0.18)
Purchase accounting depreciation and amortization, and impairment attributable to Rockwell Automation	0.29	0.93	1.16	1.54
Tax effect of purchase accounting depreciation and amortization, and impairment attributable to Rockwell Automation	(0.07)	0.07	(0.22)	(0.08)
Change in fair value of investments (2)	0.01	0.09	—	(2.42)
Tax effect of change in fair value of investments (2)	—	(0.03)	(0.01)	0.59
Restructuring charges	0.24	—	0.85	—
Tax effects of restructuring charges	(0.06)	—	(0.21)	—
Adjusted EPS	$2.47	$3.64	$9.71	$12.12

Effective tax rate	13.1%	35.2%	13.8%	20.5%
Tax effect of non-operating pension and postretirement benefit (credit) cost	(0.2)%	0.2%	(0.1)%	0.3%
Tax effect of purchase accounting depreciation and amortization, and impairment attributable to Rockwell Automation	0.9%	(18.0)%	0.4%	(3.7)%
Tax effect of change in fair value of investments (2)	0.1%	(0.4)%	0.1%	(0.7)%
Tax effects of restructuring charges	1.0%	—%	0.9%	—%
Adjusted Effective Tax Rate	14.9%	17.0%	15.1%	16.4%
(1) Three and twelve months ended September 30, 2023 includes $97.3 million net expense from $157.5 million goodwill impairment charge included in Income before income taxes, $33.1 tax effect from goodwill impairment and related valuation allowances recorded in Income tax provision, and ($93.3) million Net loss attributable to noncontrolling interests.
(2) Primarily relates to the change in fair value of our previous investment in PTC.
(3) Restructuring charges include $27.6 million for severance benefits in the three months ended September 30, 2024, and $92.3 million for severance benefits and $5.1 million for strategic advisory services related to the enterprise-wide severance actions in the twelve months ended September 30, 2024.

Fiscal 2025 Guidance

Fiscal 2025 Guidance
Diluted EPS	$7.65 - $8.85
Non-operating pension and postretirement benefit cost (credit)	—
Tax effect of non-operating pension and postretirement benefit cost (credit)	—
Purchase accounting depreciation and amortization, and impairment attributable to Rockwell Automation	1.15
Tax effect of purchase accounting depreciation and amortization, and impairment attributable to Rockwell Automation	(0.20)
Change in fair value of investments (1)	—
Tax effect of change in fair value of investments (1)	—
Adjusted EPS (2)	$8.60 - $9.80

Effective tax rate	~ 16.9%
Tax effect of non-operating pension and postretirement benefit cost	~ —%
Tax effect of purchase accounting depreciation and amortization, and impairment attributable to Rockwell Automation	~ 0.1%
Tax effect of change in fair value of investments (1)	~ —%
Adjusted effective tax rate	17.0%

(1) Fiscal 2025 guidance excludes estimates of changes in fair value of investments on a forward-looking basis due to variability, complexity, and limited visibility of these items.
(2) Fiscal 2025 guidance based on Adjusted Income attributable to Rockwell, which includes an adjustment for SLB's non-controlling interest in Sensia.

Note: Guidance as of November 7, 2024.

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except percentages)
Free Cash Flow
Our definition of free cash flow, which is a non-GAAP financial measure, takes into consideration capital investments required to maintain the operations of our businesses and execute our strategy. In our opinion, free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends, and share repurchases. We use free cash flow, as defined, as one measure to monitor and evaluate our performance, including as a financial measure for our annual incentive compensation. Our definition of free cash flow may be different from definitions used by other companies.
The following table summarizes free cash flow by quarter:

	Quarter Ended
	Dec. 31, 2022	Mar. 31, 2023	Jun. 30, 2023	Sep. 30, 2023	Dec. 31, 2023	Mar. 31, 2024	Jun. 30, 2024	Sep. 30, 2024
Cash provided by operating activities	$66.3	$187.1	$281.7	$839.5	$32.6	$119.8	$279.1	$432.3
Capital expenditures	(24.2)	(31.5)	(41.6)	(63.2)	(67.9)	(51.2)	(40.7)	(64.9)
Free cash flow	$42.1	$155.6	$240.1	$776.3	$(35.3)	$68.6	$238.4	$367.4

Free cash flow conversion (free cash flow as a percentage of adjusted income) is a non-GAAP financial measure, which reflects our ability to generate cash from the operations of our business while considering the capital investments required to maintain operations and execute our strategy as a ratio of our operating performance. We believe free cash flow conversion provides useful information to investors about our ability to convert operating performance into cash generation. Our measure of free cash flow conversion may be different from measures used by other companies.

The table below provides the calculation of free cash flow and free cash flow conversion for fiscal years 2024 and 2023:

	Year Ended
	Sep. 30, 2024	Sep. 30, 2023
Cash provided by operating activities	$863.8	$1,374.6
Capital expenditures	(224.7)	(160.5)
Free cash flow (a)	639.1	1,214.1
Adjusted Income (b)	1,117.2	1,406.7
Free cash flow conversion (a/b)	57%	86%
Return On Invested Capital
Our press release contains information regarding ROIC, which is a non-GAAP financial measure. We believe that ROIC is useful to investors as a measure of performance and of the effectiveness of the use of capital in our operations. We use ROIC as one measure to monitor and evaluate our performance. Our measure of ROIC may be different from that used by other companies. We define ROIC as the percentage resulting from the following calculation:
(a) Net income, before Interest expense, Income tax provision, and Purchase accounting depreciation and amortization, and impairment, divided by;
(b) average invested capital for the year, calculated as a five quarter rolling average using the sum of Short-term debt, Long-term debt, Shareowners’ equity, and Accumulated amortization of goodwill and other intangible assets, minus Cash and cash equivalents, short-term investments, and long-term investments (fixed income securities), multiplied by;
(c) one minus the effective tax rate for the period.
ROIC is calculated as follows (in millions, except percentages):

	Twelve Months Ended
	September 30,
	2024	2023
(a) Return
Net income	$947.3	$1,278.0
Interest expense	154.6	135.3
Income tax provision	151.8	330.5
Purchase accounting depreciation and amortization, and impairment	143.9	264.4
Return	$1,397.6	$2,008.2
(b) Average invested capital
Short-term debt	$778.8	$847.6
Long-term debt	2,686.2	2,866.5
Shareowners’ equity	3,686.2	3,401.2
Accumulated amortization of goodwill and intangibles	1,359.9	1,107.1
Cash and cash equivalents	(571.9)	(584.4)
Short-term and long-term investments	(0.4)	(5.4)
Average invested capital	$7,938.8	$7,632.6
(c) Effective tax rate
Income tax provision	$151.8	$330.5
Income before income taxes	1,099.1	1,608.5
Effective tax rate	13.8%	20.5%
(a) / (b) * (1-c) Return On Invested Capital	15.2%	20.9%